EX

EXHIBIT 10.5

AMENDED AND RESTATED TAX INDEMNITY AGREEMENT

THIS AMENDED AND RESTATED TAX INDEMNITY AGREEMENT (the "Agreement") is made and entered into this 10th day of January, 2006 by and among PRIME GROUP REALTY, L.P., a Delaware limited partnership ("Prime"), ROLAND E. CASATI ("Casati") RICHARD A. HEISE ("Heise"), CTA GENERAL PARTNER, LLC, a Delaware limited liability company ("General Partner"), and CONTINENTAL TOWERS, L.L.C., a Delaware limited liability company ("Newco").

W I T N E S S E T H:

WHEREAS, Casati is the Grantor and the Benefits and Investment Trustee of the Casati Alaska Community Property Trust ("CACPT");

WHEREAS, CACPT is the sole member of REC, LLC, an Illinois limited liability company ("REC");

WHEREAS, Heise and REC are the only partners of Casati-Heise Partnership, an Illinois partnership ("CHP");

WHEREAS, CHP, Heise and CACPT are the only limited partners in Continental Towers Associates-I, L.P., an Illinois limited partnership ("CTA") and General Partner is the sole general partner of CTA;

WHEREAS, CTA owns 100% of the beneficial interest in American National Bank and Trust Company of Chicago Trust No. 40935, established pursuant to a Trust Agreement dated July 26, 1977 ("Trust No. 40935") and First Bank N.A. Trust No. 5602, established pursuant to a Trust Agreement dated September 27, 1976 ("Trust No. 5602"; Trust No. 40935 and Trust No. 5602 are sometimes collectively referred to herein as the "Land Trusts");

WHEREAS, the Land Trusts collectively own the real estate located at 1701 Golf Road, Rolling Meadows, Illinois, legally described on Exhibit A and commonly known as Continental Towers (the "Real Estate");

WHEREAS, the Real Estate is subject to a first mortgage lien held by SunAmerica Life Insurance Company ("Senior Lender") which secures indebtedness in the original principal amount of $75,000,000 (the "Senior Loan"), and the terms of the Senior Loan are as set forth in that certain Loan Agreement dated as of May 5, 2005 by and among Trust No. 40935, Trust No. 5602, CTA and Lender (as amended from time to time, the "Senior Loan Agreement") and the documents (the "Senior Loan Documents") listed on Schedule 1 attached hereto and made a part hereof;

WHEREAS, the Real Estate is also subject to a mortgage lien held by Prime, as successor in interest to General Electric Capital Corporation ("GECC") and Great Oak LLC ("Great Oak"), which secures indebtedness in the original principal amount of $152,106,073 (the "Junior Loan"), and the terms of the Junior Loan are set forth in that certain Loan Modification and Amended and Restated Loan Agreement dated as of June 1, 1995 by and among GECC, Trust No. 40935, CTA, CHP, Casati and Heise and that certain First Amendment to Loan Modification and Amended and Restated Loan Agreement dated as of December 12, 1997 by and among GECC, Great Oak, Trust No. 40935, CTA, Heise, Casati, CHP, and Trust No. 5602 (as

amended from time to time, the "Junior Loan Agreement") and the documents (the "Junior Loan Documents") listed on Schedule 2 attached hereto and made a part hereof;

WHEREAS, the currently outstanding principal balance and accrued and unpaid interest under the Junior Loan is $149,593,162 as of 12/31/05;

WHEREAS, pursuant to that certain Subordination and Intercreditor Agreement dated as of May 5, 2005 by and among Prime and Senior Lender, Prime subordinated the Junior Loan to the Senior Loan;

WHEREAS, Prime, Casati and Heise executed that certain Tax Indemnity Agreement (the "Original Tax Indemnity Agreement") dated as of November 17, 1997;

WHEREAS, Casati has agreed to release his rights under the Original Tax Indemnity Agreement; and

WHEREAS, the parties desire to amend and restate the Original Tax Indemnity Agreement to reflect the release of Casati's rights and to make certain other changes to which the parties have agreed.

NOW, THEREFORE, in consideration of the matters set forth in the recitals and the mutual covenants set forth hereafter, the parties agree as follows:

1.	Definitions. The following terms shall have the meanings set forth below:

"Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with a specified Person (any Person which is controlled by Casati and Heise acting together shall be considered an Affiliate of each of them).

"Agreement" shall have the meaning set forth in the recitals.

"CACPT" shall have the meaning set forth in the recitals.

"Casati" shall have the meaning set forth in the recitals.

"CHP" shall have the meaning set forth in the recitals.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"CTA" shall have the meaning set forth in the recitals.

"Final Determination" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, or in any case where judicial review shall at the time be unavailable because the proposed adjustment involves a decrease in net operating loss carry forward or a business credit carry forward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e. where all administrative appeals have been exhausted by all parties thereto), (ii) a closing agreement entered into in connection with an administrative or judicial proceeding with the consent of Prime or as otherwise permitted in Paragraph 5 of the Agreement, or (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

"General Partner" shall have the meaning set forth in the recitals.

"Heise" shall have the meaning set forth in the recitals.

"Indemnification Event" shall mean (i) a sale, exchange, foreclosure, deed in lieu of foreclosure or other disposition of all or any portion of the Real Estate (or a transaction that is treated as a sale, exchange or other disposition of all or any portion of the Real Estate for federal income tax purposes) other than pursuant to an exercise of the Option, (ii) a refinancing or repayment of the Senior Loan or the Junior Loan (other than from Modified NOI or from payments required under Paragraphs 11 and 12 of the Original Tax Indemnity Agreement), (iii) any other action by CTA, Newco or General Partner, (iv)  any transfer, cancellation, discharge (other than repayments from Modified NOI or from payments required under Paragraphs 11 and 12 of the Original Tax Indemnity Agreement), amendment or modification or all of any portion of the Senior Loan or the Junior Loan or the rights of Prime under the Junior Loan Agreement or the Senior Loan Agreement, or (v) any change in the direct or indirect beneficial ownership of General Partner or Newco or any increase in the direct or indirect beneficial ownership of Prime by General Partner or Newco or any direct or indirect owner thereof that is contrary to Paragraph 7g, which in respect of any of clauses (i), (ii), (iii), (iv) or (v) above occurs after December 12, 1997 and which results in or creates the risk of a Tax Event with respect to Heise. Without limiting the foregoing, the parties hereto acknowledge and agree that (a) the New Transaction described in Paragraph 2b constitutes an "Indemnification Event" for which Indemnitee agrees that the requirements of Paragraph 4 have been satisfied or waived; and (b) if Prime transfers all or any portion of the Junior Loan after the date hereof pursuant to Paragraph 7a, each such transfer shall constitute an "Indemnification Event" and Indemnitee agrees that the requirements of Paragraph 4 are hereby waived for each such transfer, provided that, at the time of each such transfer, Prime certifies in writing to Indemnitee that (1) such transfer does not involve any change in the rights or obligations of CTA, Indemnitee, Newco or General Partner (or any Person related to any of the foregoing, within the meaning of Paragraph 7g) with respect to the Junior Loan or the Senior Loan, other than administrative changes which arise solely from the change in the identity of the holder of all or any portion of the Junior Loan; and (2) the transferee is not related to CTA, Indemnitee, Newco or General Partner, as such term is defined in Paragraph 7g.

"Indemnification Expiration Date" shall mean January 5, 2013.

"Indemnification Security" shall mean that Prime shall either deposit into escrow with an independent escrow agent which is reasonably acceptable to Prime and Heise, on terms reasonably acceptable to Prime and Heise, immediately available funds in an amount equal to 50% of the Tax Indemnity Amount based on the then current information or deliver to Heise an unconditional, irrevocable letter of credit in an amount equal to 50% of the Tax Indemnity Amount based on the then current information issued by a national bank which is one of the 100 largest national banks in the United States ranked on total assets and which has a long-term credit rating of A or above by Standard & Poor's Ratings Group or an equivalent rating by Moody's Investor Services; provided, however, that if the combined Net Worth of Prime and PGRT, as reflected on the most recent quarterly Prime Financial Statements, falls below $100,000,000, Prime shall deposit 100% of the Tax Indemnity Amount in escrow or furnish a letter of credit meeting the requirements set forth above to Heise in immediately available funds in an amount equal to 100% of the Tax Indemnity Amount. The terms of any such letter of credit shall provide that such letter of credit may be drawn in full by the Indemnitee if ten (10) days before the expiration of such letter of credit, either such letter of credit has not been replaced by a new letter of credit in an amount not less than that of the letter of credit being replaced and otherwise on terms identical to the letter of credit being replaced or Prime has otherwise placed an amount in escrow in accordance with this Agreement. If the Tax Indemnity Amount increases or decreases because of the passage of time or a change in the information upon which they are calculated, Prime shall be obligated to provide additional security in accordance with the requirements set forth above within 30 days after receipt of the revised calculation, or, in the case of a decrease, shall have the right to the return of any excess security or the reduction of the amount of any letter of credit as provided in this Agreement.

"Indemnitee" shall mean Heise and, to the extent provided herein, his successors and assigns hereunder.

"Independent Tax Counsel" shall mean (i) such one of the following as Prime, in its sole discretion, may select: Jones Day, Sidley, Austin, Brown & Wood LLP, Jenner & Block LLP, Latham & Watkins LLP, Katten Muchin Rosenman LLP, Sonnenschein Nath & Rosenthal LLP, Mayer Brown, Rowe & Maw LLP, McDermott Will & Emery, Skadden, Arps, Slate, Meagher & Flom LLP, Cravath Swain & Moore LLP, or Sullivan & Cromwell LLP; or (ii) if each such law firm is conflicted or unwilling to serve as Independent Tax Counsel, another law firm selected by Heise which is reasonably acceptable to Prime.

"Junior Lender" shall have the meaning set forth in the recitals.

"Junior Loan" shall have the meaning set forth in the recitals.

"Junior Loan Agreement" shall have the meaning set forth in the recitals.

"Junior Loan Documents" shall have the meaning set forth in the recitals.

"Land Trusts" shall have the meaning set forth in the recitals.

"Modified NOI" shall mean Adjusted Net Operating Income (as defined in the Junior Loan Agreement) but excluding therefrom any revenues from a sale, exchange or other disposition of all or any portion of the Real Estate other than pursuant to an exercise of the Option.

"Net Worth" shall mean (i) the total assets of any Person, without a deduction for accumulated depreciation on consolidated properties, unconsolidated properties and joint ventures and properties held for sale, minus (ii) the total liabilities of such Person, as detailed on such Person's most recently issued quarterly financial statements prepared in accordance with generally accepted accounting principles.

"Person" shall mean any individual, general partnership, limited partnership, limited liability company, trust, estate, association, corporation or other entity.

"Prime" shall have the meaning set forth in the recitals.

"Prime Financial Statements" shall mean the financial statements for the most recent calendar quarter of (a) Prime Group Realty Trust ("PGRT"), the general partner of Prime, so long as the operations of Prime are consolidated into PGRT's financial statements, or (b) if such operations are no longer consolidated, then the separate financial statements of Prime.

"REC" shall have the meaning set forth in the recitals.

"Real Estate" shall have the meaning set forth in the recitals.

"Regulations" shall mean the Income Tax Regulations promulgated under the Code, whether temporary or final, as such Regulations may be amended from time to time, including corresponding provisions of succeeding Regulations.

"Senior Lender" shall have the meaning set forth in the recitals.

"Senior Loan" shall have the meaning set forth in the recitals.

"Senior Loan Agreement" shall have the meaning set forth in the recitals.

"Senior Loan Documents" shall have the meaning set forth in the recitals.

"Tax Event" shall mean, with respect to Indemnitee, the inclusion of any item of taxable income or gain in the gross income of Indemnitee for federal income tax purposes, other than (i) income or gain attributable to cash and/or other property distributed to an Indemnitee, received by an Indemnitee, or held by CTA for the benefit of an Indemnitee, including without limitation rents and other income received from the operation of the Real Estate in the ordinary course of business, and (ii) income or gain from Modified NOI.

"Tax Indemnity Amount" shall have the meaning set forth in Paragraph 3.

"Trust No. 5602" shall have the meaning set forth in the recitals.

"Trust No. 40935" shall have the meaning set forth in the recitals.

2.	Related Transactions.

a.             Original Transaction. Prime, Casati, Heise, and certain Affiliates of the foregoing entered into the following agreements and completed the following transactions contemporaneously with the execution and delivery of date of the Original Tax Indemnity Agreement (items (i) through (iv) below are collectively referred to as the "Original Transaction"):

(i)            Prime entered into a certain Asset Purchase Agreement dated October 21, 1997, with Continental Offices Ltd. and Continental Offices Ltd. Realty, Affiliates of Casati and Heise and purchased certain assets, including the contract to manage the Real Estate, on December 12, 1997.

(ii)          Prime entered into a certain Loan Purchase Agreement dated as of November 6, 1997, with GECC and Great Oaks and purchased the Junior Loan from GECC and Great Oaks on December 12, 1997.

(iii)         Prime, C-H Partnership, Casati and Heise entered into that certain Fifth Amendment to the Agreement of Limited Partnership of Continental Towers Associates-I, L.P. (such Agreement, together with the amendments and modifications listed on Schedule 3 attached hereto and made a part hereof, the "CTA Agreement") dated as of December 12, 1997.

(iv)         GECC, Great Oak, Trust No. 40935, CTA, C-H Partnership, Casati and Heise entered into that certain First Amendment to Loan Modification and Amended and Restated Loan Agreement dated as of December 12, 1997.

(v)          CTA, Trust No. 40935, Trust No. 5602 and Prime Group Management, L.L.C. entered into that certain Management Agreement dated as of December 31, 2001 (the "Management Agreement").

b.            New Transaction. Prime, Casati, Heise, and certain Affiliates of the foregoing are entering into the following agreements (items (i), (ii) and (iii) below are collectively referred to as the "New Transaction"):

(i)           CHP, Heise and REC will enter into a Dissolution Agreement dated as of the date hereof pursuant to which CHP will dissolve and assign portions of its partnership interest in CTA to REC and Heise in complete redemption of REC’s and Heise's respective partnership interests in CHP. CTA will then direct the Land Trusts to convey the Real Estate to CTA and terminate the Land Trusts. Upon termination of the Land Trusts, CTA will form a new limited liability company ("Newco") and will enter into an operating agreement for Newco pursuant to which CTA will contribute a 64% tenancy-in-common interest in the Real Estate to Newco in exchange for 100% of the membership interests in Newco.

(ii)          CTA, CACPT and REC will enter into a Redemption Agreement dated as of the date hereof pursuant to which CTA will assign 100% of the membership interests in Newco to CACPT and/or REC in complete redemption of the CTA partnership interests held by CACPT and REC. General Partner, CACPT and/or REC will enter into an Agreement of Purchase and Sale of Membership Interests pursuant to which General Partner will purchase 100% of the membership interests in Newco from CACPT and/or REC.

(iii)         Newco and CTA will enter into a Co-Ownership Agreement dated as of the date hereof governing their ownership of the Real Estate as tenants-in-common that (i) complies with IRS Revenue Procedure 2002-22, to the extent not inconsistent with the current management agreement, CTA agreement and debt documents, and (ii) specifies, as among the co-owners, an allocation of the debt secured by the Real Estate in proportion to their tenancy-in-common percentages. Newco and CTA will make a “protective” election under Code section 761.

(iv)         at Prime's request, subject to the Senior Loan Documents and with the prior written consent of the Senior Lender in its sole discretion, Newco and CTA will enter into, with a party designated by Prime, an option through January 5, 2013 to purchase or ground lease, from time to time, portions of the Real Estate which are not improved with buildings, to permit the construction of additional improvements on the Real Estate (the "Option"). The option shall be exercisable, from time to time, upon 90 days' notice of scheduled commencement of construction of each proposed improvement upon such Real Estate, upon payment in immediately available funds, equal to the appraised fair market value of such Real Estate or, in the case of a ground lease, upon market terms, in each case at the time of exercise. CTA and Newco will also, if appropriate, enter into a reciprocal cross-easement agreement creating the easements necessary to construct and operate the new facilities in coordination with the existing office buildings and commercial building.

3.            Tax Indemnity Amounts. Subject to the provisions of Paragraphs 4, 5 and 6, if a Tax Event occurs as a result of an Indemnification Event which takes place prior to the Indemnification Expiration Date, Prime shall pay, at the time specified in Paragraph 4c below, in immediately available funds to Indemnitee the sum of the following amounts based upon the amount of taxable income or gain included in the gross income of Indemnitee for federal income tax purposes:

(i)            the federal and applicable state income tax payable on such income or gain, calculated as the product of the then current highest stated marginal federal and applicable state tax rates applicable to each component of such income or gain that is subject to a different rate by reason of the character thereof (for example, capital gains, depreciation, recapture and ordinary income) multiplied by the amount of each applicable component of such income or gain (the applicable state tax rate being that of the state in which Indemnitee is then a resident for state income tax purposes, but in no event greater than the higher of the highest stated marginal income tax rate imposed on individual residents by the State of Illinois or the highest stated marginal income tax rate imposed on individual residents by the State of Florida); plus

(ii)          any federal and applicable state interest, penalties or additions to tax for understatement of tax liability; plus

(iii)         a "gross-up" amount equal to the federal and applicable state income tax payable on the amount payable under this Paragraph 3 (calculated in the same manner described in clause (i)), such that the amounts described in clauses (i) and (ii) are received by Indemnitee on a net, after-tax basis; less

(iv)         any deductions, credits or other federal and applicable state income tax benefits then realized and resulting from (a) the Tax Event, (b) the related Indemnification Event, and (c) the payment of the underlying taxes, interest and penalties.

The amount payable to Indemnitee pursuant to this calculation is the "Tax Indemnity Amount." Except as provided in Paragraph 10, the maximum amount of taxable income and gain referred to in clause (i) on which the Tax Indemnity Amount can be based is $32,337,592.

4.            Payment of Indemnity and Deposit of Indemnification Security. The determination of whether an event or proposed event that would otherwise constitute an Indemnification Event results in or creates a risk of a Tax Event to Indemnitee shall be determined by the agreement of Prime and the Indemnitee. If for any reason Prime and Indemnitee in good faith do not agree as to this determination, Prime shall obtain Independent Tax Counsel's opinion regarding the tax consequences of the event or proposed event. The cost of obtaining such opinion shall be paid 50% by Prime and 50% by Indemnitee.

a.             If Independent Tax Counsel issues a formal legal opinion to the Indemnitee and Prime that the event should not result in a Tax Event with respect to Indemnitee, the Indemnitee shall report the transaction on their respective income tax returns without including any taxable income or gain from the event.

b.            If (i) Independent Tax Counsel is not willing to issue a formal legal opinion that the event should not result in a Tax Event with respect to Indemnitee, (ii) Independent Tax Counsel is willing to issue a formal legal opinion that the Indemnitee has a reasonable basis (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for reporting the transaction on their respective income tax returns without including any taxable income or gain from such event and without making specific disclosure of the relevant facts on the return, as described in Treasury Regulation Section 1.6662-3(c) (or that such a reporting position satisfies such other standard as may then be in effect such that the Indemnitee should not be subject to penalties or additions to tax other than those based upon an understatement of tax liability not due to negligence if they file their income tax returns without including any taxable income from the transaction and without making specific disclosure of the relevant facts on the return), then the Indemnitee shall report the transaction on his income tax returns without including any taxable income or gain from the event. In such event, as a condition to the reporting by the Indemnitee as described above, Prime shall provide the Indemnification Security if at any time between the date of such event and a Final Determination with respect to such event, the combined Net Worth of Prime and PGRT is less than $100,000,000.

c.             If the conditions set forth in subparagraph a or subparagraph b are not met, the Indemnitee shall report the Tax Event on his tax returns and Prime shall pay to Indemnity his Tax Indemnity Amount with respect to such Tax Event. Such payment shall be made in full in immediately available funds at one of the following times, as Prime, in its sole discretion, may select:

(i)           not later than ten (10) days before the date on which Indemnitee's income tax return for the tax year in which the Indemnification Event occurs is due (without extension) (the "Return Due Date"), in which case the Tax Indemnity Amount shall be discounted by the then current yield on 90-day treasury notes, from the Return Due Date to such date of payment, provided that, on or before the date of the occurrence of the Indemnification Event, Prime provides the Indemnification Security with respect to such Tax Event in the amount of 100% of the Tax Indemnity Amount; or

(ii)          on the date of the occurrence of the Indemnification Event, in which case the Tax Indemnity Amount shall be discounted by the then current yield on one-year treasury notes, from the Return Due Date to such date of payment.

d.            If the conditions set forth in either subparagraph a or subparagraph b are met, Prime shall remain liable for any Tax Indemnity Amounts with respect to such event. In such case, Prime shall pay the Tax Indemnity Amount, if any, in immediately available funds within ten (10) business days after a Final Determination that such event constituted a Tax Event with respect to Indemnitee, but not later than the date for which any tax payable by the Indemnitee with respect to such Tax Event is due.

5.	Contest Provisions.

a.            General Partner shall be entitled to contest, as tax matters partner of CTA in accordance with the CTA Agreement as part of the unified audit of CTA, any claim in respect of any "partnership" item of CTA that, if successful, would result in a Tax Event (a "Partnership Level Issue"). Indemnitee shall take such action or refrain from taking such action as may be reasonably necessary in order to cause each item which is the subject of a potential Tax Event to be contested as a Partnership Level Issue. If General Partner contests a Partnership Level Issue that, if successful, would result in a Tax Event, Prime's obligation to pay any Tax Indemnity Amounts shall, at Prime's election, be deferred until thirty (30) days after a Final Determination of the Indemnitee's federal income tax liabilities in respect of a Tax Event, provided that, upon receipt of the 30-day letter from the Internal Revenue Service, Prime furnishes the Indemnification Security.

b.            If an audit or proceeding involving a potential Tax Event is being conducted in a proceeding involving Indemnitee which cannot be transferred to CTA as a partnership item (an "Indemnitee Level Issue"), Indemnitee hereby agrees to promptly notify Prime in writing of such adjustment, and Indemnitee shall, at Prime's request, diligently contest such matter and tender the defense of the Indemnitee Level Issue to such legal counsel as Prime may select and which is reasonably acceptable to Indemnitee ("Contest Counsel"). Indemnitee agrees to reasonably cooperate with Prime and Contest Counsel in connection with any such proceedings and to follow the advice of Contest Counsel with respect to decisions as to whether to contest such Indemnitee Level Issue, the extent and choice of forum with respect to such contest and other material issues relating thereto. Contest Counsel shall represent Indemnitee only in connection with such issues as could potentially result in a Tax Event with respect to Indemnitee, and, unless Indemnitee, in his sole discretion, otherwise consents, Contest Counsel shall not represent Indemnitee with respect to any other issues, without regard to whether such other issues are being concurrently challenged by the Internal Revenue Service or other tax authority or appear on the same tax return as the Indemnitee Level Issue in question. Prime shall have the right to consult with Contest Counsel and Indemnitee on decisions relating to strategy and potential courses of action with regard to such Indemnitee Level Issue. Indemnitee shall make available to Contest Counsel copies of Indemnitee's tax returns and other information and materials pertinent to the contest of the Indemnitee Level Issue; provided, however, if any information relating to matters other than the Indemnitee Level Issue in question are included in materials furnished to Contest Counsel, such materials shall be furnished only upon the agreement by Contest Counsel to maintain such information on a strictly confidential basis and to not disclose any such information to any person (including without limitation Prime, General Partner or any Affiliates of either of them) without the prior written consent of Indemnitee.

c.             If Prime recommends acceptance of a settlement offer in respect of an Indemnitee Level Issue or if General Partner recommends the acceptance of a settlement offer in respect of a Partnership Level Issue, but the Indemnitee declines to accept such offer in writing within 30 days (i) the obligation of Prime to make indemnity payments as the result of any such contest or proceedings shall not thereafter exceed the obligation that it would have had if such contest had been settled or proceedings terminated on the basis recommended by Prime or General Partner, as applicable, and (ii) in the case of an Indemnitee Level Issue, Prime shall have no further liability for costs or other expenses in respect of such contest.

d.            Notwithstanding the foregoing, Indemnitee will not have any obligation to contest any action with respect to an Indemnitee Level Issue (i) unless such items could give rise to a federal income tax liability (disregarding other items in the assessment and considering effects in future years)

in excess of $25,000, (ii) unless Prime furnishes the Indemnification Security as set forth herein, (iii) without Prime paying when due, reasonable third-party costs and out-of-pocket expenses including reasonable legal, witness and accounting fees and other expenses and, in the case of proceedings before the Court of Federal Claims or Federal District Court (subject to the agreement by Prime to not litigate in Tax Court, which agreement may be withheld in Prime's sole discretion), the amount of tax (and any applicable interest and penalties) for which refund is claimed, and (iv) to the extent Indemnitee waives in writing Prime's obligation to indemnify Indemnitee for such items, in which case all third-party costs and out-of-pocket expenses described in clause (iii) thereafter incurred by Indemnitee and all taxes of Indemnitee would be paid by Indemnitee.

e.             Indemnitee shall not settle any Indemnitee Level Issue without Prime's prior written consent; provided that Indemnitee shall not be required to contest any proposed adjustment and may settle any such proposed adjustment if Indemnitee shall waive his right to indemnity under this Agreement with respect to such adjustment and any Tax Event that results from such adjustment and, in the case of proceedings before the Court of Federal Claims or Federal District Court, shall pay to Prime the amount of tax (and any applicable interest and penalties) previously paid or advanced by Prime with respect to such adjustment or the contest of such adjustment.

6.            Exclusions from Indemnity. In executing this Agreement, Indemnitee acknowledges that he was advised by tax counsel satisfactory to him that entering into the Original Transaction did not cause Indemnitee to recognize taxable income or gain and that he agreed to proceed in reliance on this advice and will have no claim against Prime under the terms of this Agreement if he recognizes taxable income or gain as a result of entering into the Original Transaction. Furthermore, notwithstanding the provisions of Paragraph 4, but subject to Paragraph 10, Prime shall have no obligation to make an indemnity payment or provide the Indemnification Security to Indemnitee if Indemnitee recognizes taxable income or gain as a result of:

(i)            The allocations of income, gain, loss, deduction and credit set forth in the CTA Agreement not being respected under Sections 704(b) and 704(c) of the Code, except as a result of the exercise of discretion by General Partner;

(ii)          (A) Any change in, or amendment to, the Code or any other federal tax statute, which is effective on or after the date of the Original Agreement, (B) any final or temporary Regulation, which is enacted or adopted after the date of the Original Agreement, or (C) any court decision (other than a decision to which CTA, Indemnitee or any Affiliate thereof is a party) issued after the date of the Original Agreement;

(iii)         A voluntary or involuntary sale, assignment, transfer or other disposition by Indemnitee of any interest in CTA or any part thereof;

(iv)         The failure of Indemnitee to take timely action or follow the proper procedures in reporting his distributive share from CTA or contesting a claim made by the Internal Revenue Service in accordance with applicable law and Regulations;

(v)    The gross negligence or the willful misconduct of Indemnitee or any Affiliate thereof;

(vi)         Any guarantee by Indemnitee or a person related to Indemnitee of the Junior Loan, the Senior Loan or any other debt of CTA or its Affiliates;

(vii)        Any recapture of CTA losses or items of deduction or loss that were allocated to Indemnitee after the closing of the Original Transaction;

(viii)       Any acts by any relative of Indemnitee on behalf of Prime or any Affiliate thereof beyond his or her actual authority;

(ix)         Any bad debt deduction claimed by Prime with respect to the Junior Loan pursuant to Code Section 166 at any time after 1997;

(x)          Any failure by Prime to recognize as gross income for income tax purposes the amounts referred to as "Contingent Interest" in the 1997 Promissory Note dated December 12, 1997, evidencing the Junior Loan (the "Note"), as such amounts accrue under the terms of the Note; or

(xi)         Any exercise of right of partition in respect of the Real Estate by Indemnitee or Indemnitee's Designee (as defined below) without the prior consent of Prime.

7.	Transfers by Prime and PGRT; Other Events Requiring Security.

a.             Subject to Paragraph 7f below, Prime agrees that it shall not transfer, absolutely or as security by pledge or hypothecation, all or any portion of the Junior Loan or any of its rights under the Junior Loan Agreement or other instruments evidencing or securing the Junior Loan prior to the Indemnity Expiration Date unless Prime confirms in writing its continuing liability under this Agreement.

b.            At all times during the term of this Agreement, PGRT shall be the general partner of Prime, unless, concurrently with the termination of PGRT's status as the general partner of Prime, PGRT agrees in writing to continue to be liable for the obligations of Prime under this Agreement to the same extent as if PGRT continued to be the general partner of Prime.

c.            During the term of this Agreement, neither Prime nor PGRT shall merge with or into another entity, with such other entity being the survivor of the merger (the "Survivor"), unless (i) the Survivor acknowledges in writing its assumption of the liability and the obligations of Prime or PGRT, as general partner of Prime, and (ii) the Net Worth of the Survivor is not less than that of Prime or PGRT, as applicable, immediately prior to such merger. In the event of such a merger, all references to the combined Net Worth of Prime and PGRT under this Agreement shall thereafter be deemed to refer to the Net Worth of the Survivor.

d.            If at any time (x) there occurs one or more sales or other dispositions of assets by PGRT (or one or more entities controlled by PGRT, including without limitation Prime) and/or distributions by Prime to its partners and/or PGRT to its shareholders (without double counting), in an aggregate amount exceeding the lesser of $100,000,000 or 33% of the combined gross assets of PGRT and Prime during any continuous twelve-month period, and (y) immediately following any such event the combined Net Worth of Prime and PGRT is less than $100,000,000, then, from and after the date of such event, none of Prime, Newco, General Partner (on its own behalf or on behalf of CTA) or any Affiliate of any of the foregoing shall have the right to cause an Indemnification Event without providing the Indemnification Security in the amount of 100% of the Tax Indemnity Amount concurrently with the closing of such Indemnification Event. If at any time the combined Net Worth of Prime and PGRT is less than $50,000,000, then Indemnitee or his designee ("Indemnitee's Designee") shall have the right (but not the obligation) to, at any time thereafter but prior to the date on which the combined Net Worth of Prime and PGRT increases to $50,000,000 or more, purchase the General Partner's interest in CTA in exchange for the payment of cash to the owner of the applicable interest in the amount of $1,000. For purposes of clause (x) above, the amount and percentage of assets disposed of or distributed shall be measured by the book value of such assets as reported in accordance with generally accepted accounting principles, consistently applied, on the Prime Financial Statements for the period immediately preceding the applicable disposition or distribution; and to the extent that an asset is disposed of by PGRT and the proceeds thereof are distributed by PGRT to its shareholders, or, without double counting, an asset is disposed of by Prime and the proceeds thereof are distributed by Prime to its partners (including PGRT, but only to the extent distributed by PGRT to its shareholders), only the greater of the book value of the disposed property or the distribution proceeds shall be taken into account for purposes of determining whether the thresholds in clause (x) have been exceeded. If at any time after the date of this Agreement Prime's Financial Statements are no longer publicly available, Prime shall provide to Indemnitee quarterly financial statements certified by its chief financial or equivalent officer promptly after such financial statements are completed.

e.	If at any time:

(i)            The terms of the Junior Loan Documents (as modified from time to time) or the Senior Loan Documents (as modified from time to time) provide that a failure by the obligor under the Junior Loan or the Senior Loan to make periodic payments of a specified minimum amount (other than payments determined on the basis of net operating income, adjusted net operating income or some modification thereof) prior to the Maturity Date of the Junior Loan (as defined in the Junior Loan Documents, as modified from time to time) or the Maturity Date of the Senior Loan (or defined in the Senior Loan Documents) as may apply, shall constitute a default under the Junior Loan or the Senior Loan, an acceleration of the Maturity Date of the Junior Loan or the Senior Loan, or otherwise entitle the holder of the Junior Loan or the Senior Loan to foreclose or otherwise realize upon the collateral securing the Junior Loan or the Senior Loan (without regard to any additional conditions on such consequences that are of a procedural or administrative nature, including but not limited to the giving of notice or the passage of time) (such condition is referred to as a "Minimum Debt Service Requirement," and the specified minimum payments described above in this clause (i) for any period are referred to as the "Minimum Debt Service" for such period);

(ii)          The Junior Loan is then pledged, assigned or hypothecated by the holder thereof as security for any debt obligation;

(iii)         Prime is not then providing the Indemnification Security in the amount of 100% of the Tax Indemnity Amount; and

(iv)         For the immediately preceding calendar month, the Annualized NOI is less than the aggregate Minimum Debt Service for such immediately preceding calendar month and the succeeding eleven (11) calendar months thereafter;

then within ten (10) days following the end of such immediately preceding calendar month Prime shall provide, and shall thereafter maintain, the Debt Service Security. For purposes of the foregoing, the following terms shall have the meanings set forth below:

"Annualized NOI" shall mean, for the period of the immediately preceding calendar month and the succeeding eleven (11) calendar months thereafter, the anticipated gross income from operations of the Real Estate (excluding the proceeds of any loans, contributions to capital, the proceeds from any sale, exchange or other disposition of all or any portion of the Real Estate, and the proceeds from any casualty insurance or condemnation), including base rental and expense reimbursement revenue (based on a lease-in-place analysis which reflects the then current leases in place and not in monetary default in an amount in excess of two (2) months of rent under any such lease), health club income, antennae income, storage income, service fees, charges, and other income earned by the Real Estate, less the anticipated operating expenses of the Real Estate (such as cleaning, utilities, administrative, landscaping, security, maintenance, repair, and management, health club, marketing, and reserves for replacements of $0.15 per square foot) for such period (but not less than the amount of such expenses for the most recently ended 12 calendar month period), and less the anticipated fixed expenses (such as insurance premiums and real estate taxes or assessments) for such period (but not less than the amount of such expenses for the most recently ended 12 calendar month period, provided that if Prime provides reasonable evidence to Indemnitee that real estate taxes or assessments will decrease, lower estimates may be used for such expenses), but excluding all anticipated capital expenditures in excess of $40,000 per month, leasing commissions in excess of $200,000 per year, debt service under the Junior Loan and Senior Loan, depreciation and amortization, amortization of above/below market leases, bad debt expenses for prior periods, bad debt expenses related to leases no longer in place, and other similar non-cash items. Such gross income and expenses for any period shall be determined on a cash basis.

"Debt Service Security" shall mean that Prime shall either deposit into escrow with an independent escrow agent which is reasonably acceptable to Prime and Heise, on terms reasonably acceptable to Prime and Heise, immediately available funds in an amount equal to the Debt Service Security Amount or deliver to Heise an unconditional, irrevocable letter of credit in an amount equal to Debt Service Security Amount issued by a national bank which is one of the 100 largest national banks in the United States ranked on total assets and which has a long-term credit rating of A or above by Standard & Poor's Ratings Group or an equivalent rating by Moody's Investor Services. The terms of any such escrow or letter of credit shall provide that the funds in such escrow or such letter of credit may be drawn upon by Heise when and to the extent necessary to fund the Minimum Debt Service. The terms of any such letter of credit shall further provide that such letter of credit may be drawn in full by Heise if ten (10) days before the expiration of such letter of credit, either such letter of credit has not been replaced (subject to adjustment of the Debt Service Security Amount) by a new letter of credit in an amount not less than that of the letter of credit being replaced and otherwise on terms identical to the letter of credit being replaced or Prime has otherwise placed an amount in escrow in accordance with this Agreement. If the Debt Service Security Amount increases or decreases as provided below, Prime shall be obligated to provide additional security in accordance with the requirements set forth above within ten (10) days after the receipt of the revised calculation, or in the case of a decrease, shall have the right to a return of any excess security as provided in this Agreement.

"Debt Service Security Amount" shall initially mean the product of (x) the Time Factor multiplied by (y) the excess of the Minimum Debt Service described in clause (i) above over the Annualized NOI described in clause (iv) above. At the end of each calendar month following the initial provision of the Debt Service Security, the Debt Service Security Amount

shall be recalculated based on the components thereof determined as of the then most recently ended calendar month and the Debt Service Security shall be increased or reduced as described in the definition thereof.

"Time Factor" shall mean (i) if the Net Worth of PGRT is less than $100,000,000 for at least two (2) consecutive calendar quarters, the number of whole or partial twelve-month periods between the applicable date of determination of the Debt Service Security Amount and January 5, 2013; or (ii) in all other cases, the lesser of (x) the number of whole or partial twelve-month periods between the applicable date of determination of the Debt Service Security Amount and January 5, 2013 and (y) five (5).

f.             Notwithstanding anything contained in this Agreement to the contrary, Prime shall have the right, without Indemnitee's consent, to assign its rights and obligations under this Agreement to another entity (a "transferee entity"), provided (i) Prime assigns and transfers its rights as holder of the Junior Loan to such transferee entity (or an Affiliate of the transferee); (ii) such transferee entity acknowledges in writing its assumption of the obligations of Prime hereunder, and (iii) such transferee entity has owner’s equity (total assets, without a deduction for accumulated depreciation, minus total liabilities) of not less than $100,000,000 at the time of such transfer. For this purpose, the transferee’s owner’s equity would be determined in accordance with its financial statements prepared in accordance with generally accepted accounting principles and certified by independent certified public accountants. In the event of any such transfer permitted under this Section 7f, Prime and its Affiliates shall be fully released from all liability hereunder and Indemnitee shall promptly execute a release in form and substance reasonably satisfactory to Prime and Indemnitee.

g.            During the term of this Agreement, (i) neither Newco nor the General Partner shall be related to Prime, (ii) neither General Partner nor any Successor General Partner shall transfer or assign, or permit the transfer or assignment of, all or any portion of its general partnership interest in CTA to any Person (such Person being a "Successor General Partner") related to Prime, and (iii) Newco shall not transfer or assign all or any portion of its interest in the Real Estate to any Person related to Prime. For purposes of the foregoing, a Person shall not be considered related to Prime provided (i) such Person does not, directly or indirectly (by contract (which shall not include the Management Agreement), attribution under Code Section 267(c) or other arrangement), own or otherwise have the right to receive the benefit of 10% or more of the capital or profits interests in Prime; (ii) Prime does not, directly or indirectly (by contract (which shall not include the Management Agreement), attribution under Code Section 267(c) or other arrangement), own or otherwise have the right to receive the benefit of 10% or more of the capital or profits interests of such Person; (iii) the same Person or Persons do not, directly or indirectly (by contract (which shall not include the Management Agreement), attribution under Code Section 267(c) or other arrangement), own or otherwise have the right to receive the benefit of 10% or more of the capital or profits interests of each of such Person and Prime; and (iv) in the judgment of DLA Piper Rudnick Gray Cary US LLP, such Person is not considered related to Prime on the date hereof within the meaning of any section of the Code or any provision of the Regulations which would constitute or create a risk of a Tax Event with respect to Indemnitee upon the assignment of any portion of the Real Estate to or the admission of such Person. Prime hereby covenants that there shall be no increase in the levels of direct or indirect ownership or beneficial rights referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence beyond the thresholds set forth therein from and after the date hereof through and including the Indemnification Expiration Date.

8.            Release of Indemnification Security. If Prime has furnished Indemnification Security under the terms of this Agreement, the amount of such Indemnification Security shall be reduced or the Indemnification Security shall be released if:

a.            in the case in which the Indemnification Security has been furnished in connection with an Indemnification Event, to the extent applicable statutes of limitations expire without a claim being made that Indemnitee has recognized taxable income, there is a Final Determination that Indemnitee's return was correct as filed or that an amount smaller than the Tax Indemnity Amount is owed to Indemnitee and such amount has been paid by Prime in accordance with this Agreement;

b.            in the case in which the Indemnification Security has been furnished to protect against the possibility that an Indemnification Event may occur in the future, the basis of Indemnitee's interest in CTA has been increased pursuant to Section 1014 of the Code and no Indemnification Event has occurred (subject to the provisions of Paragraph 9); or

c.            in the event the amount of Indemnification Security is reduced because of an increase in the combined Net Worth of Prime and PGRT.

The amount of any such reduction shall be determined based on a recalculation of the Tax Indemnity Amount or the Tax Indemnity amount (as may apply) taking into account the events described above.

9.            Basis Increase Under Section 1014. If the tax basis of Indemnitee's partnership interest in CTA has been increased pursuant to Section 1014 of the Code, and a corresponding adjustment has been made to the tax basis of the assets of CTA pursuant to an election under Section 754 of the Code, then (i) the obligations of Prime to the successor to Indemnitee under this Agreement with respect to an Indemnification Event occurring after the effective date of such adjustments shall apply only with respect to such an Indemnification Event that results in or creates a risk of the recognition of income to such successor of the Indemnitee from the discharge of indebtedness (which shall not include a foreclosure or deed in lieu of foreclosure with respect to the Junior Loan), and Prime shall be able to foreclose upon the Real Estate to the extent provided in the Junior Loan Agreement or receive a deed in lieu of foreclosure with respect to the Junior Loan on or after such time without any obligation hereunder to such successor, and (ii) any Indemnification Security then in place with respect to Indemnitee shall be reduced or released as provided in Paragraph 8.

10.          Tax Savings. If (i) Prime has made a payment to Indemnitee pursuant to Paragraph 4 of this Agreement, (ii) Indemnitee shall realize with respect to any year beginning prior to the Indemnification Expiration Date, any actual reduction in federal or applicable state income tax liability that would not have been realized but for the Tax Event, the related Indemnification Event or the payment of the underlying tax, interest and penalties, which tax reduction was not taken into account in calculating Prime's payment to Indemnitee, then Indemnitee shall pay to Prime an amount equal to the actual reduction in federal and applicable state income tax realized by Indemnitee (based upon the then current highest marginal federal and applicable state income tax rates applicable to Indemnitee on the particular type of tax reduction). If Indemnitee makes a payment to Prime pursuant to the immediately preceding sentence, and Indemnitee subsequently recognizes gross income for federal income tax purposes, which recognition arises out of the tax benefit that resulted in such payment to Prime, then Prime shall pay to Indemnitee an amount calculated as provided in Paragraph 3 of this Agreement with respect to such income inclusion, at the time described in Paragraph 4 of this Agreement. The immediately preceding sentence shall apply notwithstanding the maximum Tax Indemnity Amounts set forth in Paragraph 3 of this Agreement, the limitations of Paragraph 9 of this Agreement or any other provision of this Agreement. Indemnitee agrees to act in good faith to claim any tax benefits or savings (including filing claims for refunds and amended tax returns) and take such other actions as may be reasonable to minimize the net amount of any indemnity payment due from Prime hereunder and to maximize the amount of its tax savings; provided, however, that Indemnitee shall not be required to take any action which, in its good faith judgment, would have an adverse economic consequence in excess of the amount of the tax benefits and/or tax savings therefrom.

11.          Release. In consideration for a separate cash payment being made to Casati, Casati, on his own behalf and on behalf of his successors, representatives and assigns hereby fully releases and discharges Prime, its Affiliates and their respective successors, agents, officers, members, managers, directors, affiliates, trustees, officers, divisions, partners, employees, representatives and assigns, from any and all debts, damages, claims, demands, liabilities, obligations, or causes of action, which Casati now has, or at any time heretofore had, or hereafter shall have, whether known or unknown, on account of or arising out of the Original Tax Indemnity Agreement, this Agreement and/or the occurrence of any Tax Event or Indemnification Event, as defined thereunder or any related matters. Prime on its own behalf and on behalf of its successors, representatives and assigns hereby fully releases and discharges Casati, his Affiliates and their respective successors, agents, officers, members, managers, directors, affiliates, trustees, officers, divisions, partners, employees, representatives and assigns, from any and all debts, damages, claims, demands, liabilities, obligations, or causes of action, which Prime now has, or at any time heretofore had, or hereafter shall have, whether known or unknown, on account of or arising out of the Original Tax Indemnity Agreement, this Agreement and/or the occurrence of any Tax Event or Indemnification Event, as defined thereunder or any related matters.

12.	Intentionally Deleted.

13.	Exercise of Option.

a.             In addition to the other obligations of Prime under this Agreement, concurrently with each acquisition of any portion of the Real Estate pursuant to an exercise of the Option, Prime shall pay to Indemnitee an amount equal to the sum of (i) the product of the taxable gain included in the gross income of Indemnitee for federal income tax purposes as a result of such transaction, multiplied by the then highest stated marginal federal and applicable state tax rates then applicable to long-term capital gains of individuals, plus (ii) an amount equal to 23% of the amount described in clause (i).

b.            Notwithstanding the foregoing, the aggregate gain of the Indemnitee on which the amount described in clause (i) of Paragraph 13a shall be calculated shall be limited to the amount of such aggregate gain (determined on a cumulative basis with respect to all sales of portions of the Real Estate sold pursuant to exercises of the Option) in excess of $1,000,000 over the tax basis of the portions of the Real Estate sold pursuant to exercises of Option.

c.	Intentionally Deleted.

14.	Additional Covenants.

a.            General Partner and CTA shall not take any action that would constitute an Indemnification Event unless, concurrently with such action, Prime has satisfied the requirements set forth in this Paragraph 14 that are required to be satisfied at such time. Indemnitee agree to reasonably cooperate with Prime and General Partner to restructure any transaction proposed by Prime and/or General Partner to avoid creating an Indemnification Event. In addition, Indemnitee (including, in the case of disability of Heise, his personal representative) shall give, and shall cause CHP to give, their consent to any proposed event requiring their consent, as described in the CTA Agreement, unless both (i) the proposed event would constitute an Indemnification Event with respect to Indemnitee, and (ii) Prime fails to satisfy the requirements set forth in Paragraph 4 that are required to be satisfied at such time; provided that (x) each such consent shall be subject to the condition that, at the time of the closing of the event being consented to, Prime satisfies all of the requirements set forth in Paragraph 4 that are required by Paragraph 4 to be satisfied at such time, unless such requirements are waived in writing by Indemnitee, and (y) the nature and structure of the event consented to has not changed in any material way. If Prime and Indemnitee cannot reasonably agree as to whether a proposed event is an Indemnification Event which results in or creates the risk of a Tax Event, Indemnitee shall not be required to give his consent until the formal legal opinion of Independent Tax Counsel has been obtained pursuant to Paragraph 4a. The obligation of Indemnitee pursuant to the immediately preceding sentence shall be enforceable by an action for specific performance.

b.            Each party hereto agrees to report the Original Transaction for income tax purposes on a basis consistent with the position that the Original Transaction will not cause Indemnitee to recognize taxable income or gain for federal income tax purposes, including without limitation the positions that (a) the Original Transaction will not constitute a disposition by CTA of all or any portion of the Real Estate; (b) the Original Transaction will not constitute any reduction in the issue price (as such term is used in Code Sections 1272 through 1274 and the Treasury Regulations thereunder) of the Junior Loan or any exchange of the Junior Loan for any other obligation having a lower issue price for federal income tax purposes; and (c) the Original Transaction will not otherwise result in any cancellation or discharge (or deemed cancellation or discharge for federal income tax purposes) of all or any portion of the Junior Loan. Furthermore, the parties agree that the CTA Agreement shall be amended to require General Partner (on its own behalf and on behalf of CTA) to report the Original Transaction for income tax purposes in a manner consistent with the immediately preceding sentence and to continue at all times thereafter to maintain such reporting position. By executing this Agreement, General Partner agrees (on its own behalf and on behalf of CTA) to report the Original Transaction as described in the immediately preceding sentence.

c.             For 2005 and all subsequent years, Prime (or any substitute manager of the Property controlled by Prime) will furnish CTA with all information necessary for CTA to complete its federal and state income tax returns within sufficient time to enable CTA to distribute IRS Form K 1s to the partners of CTA within 120 days after the close of each calendar year.

d.            Each party hereto acknowledges and agrees, without waiving any rights such party may have hereunder, that, as of the date hereof, (1) such party is not in default under this Agreement as of the date hereof nor, to the best of such party's knowledge, is any other party in default under this Agreement, and (2) no Indemnification Security or Debt Service Security has been required to be provided or provided under this Agreement; provided that the acknowledgment and agreement by each of Casati and Heise to clause 2 above is limited to such party's best knowledge.

15.	Section 15 Defaults.

a.             If at any time Prime commits a Prime Section 15 Default (as defined below), then, immediately upon the occurrence of such Prime Section 15 Default, Prime shall provide the Indemnification Security in the amount of 100% of the Tax Indemnity Amount. A "Prime Section 15 Default" shall mean (i) any failure by Prime to provide the Indemnification Security or to pay any Tax Indemnity Amount in the applicable amounts at the applicable times in accordance with Paragraph 4 and Paragraph 5a, and such failure is not cured within ten (10) days after Indemnitee notifies Prime in writing, describing the specific failure at issue, of such failure; (ii) any failure by Newco, Prime, any Affiliate of Prime or General Partner to comply with any provision of Paragraph 7, and such failure is not cured within ten (10) days after Indemnitee notifies Prime in writing, describing the specific failure at issue, of such failure; or (iii) any failure by Prime, any Affiliate of Prime or General Partner (acting either on its own behalf or on behalf of CTA) to comply with the provisions of Paragraph 14.

b.            If at any time Indemnitee commits an Indemnitee Section 15 Default (as defined below), then, immediately upon the occurrence of such Indemnitee Section 15 Default, Prime shall have no further obligations to Indemnitee under the terms of this Agreement. "Indemnitee Section 15 Default" shall mean (i) any failure by an Indemnitee to give his consent to a transaction by CTA in accordance with the provisions described in Paragraph 14a; or (ii) any failure by an Indemnitee to comply with the provisions of Paragraph 4a. Notwithstanding the foregoing, in no event shall an Indemnitee Section 15 Default occur unless and until ten (10) days have expired after the receipt by Indemnitee of written notice from Prime describing the specific failure without such failure having been cured.

16.          Litigation Expenses. In any action between the parties hereto to enforce any of the terms of this Agreement, the prevailing party or parties shall be entitled to recover expenses, including reasonable attorneys' fees, whether or not such action is prosecuted to judgment. For this purpose, the term "prevailing party" shall include, without limitation, a party who dismisses any action for recovery hereunder in exchange for payment of sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in such action.

17.          Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of Illinois, without regard to conflicts of law principles.

18.          Severability. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provisions of this Agreement which are affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of the law. If any provision of this Agreement shall be held to be invalid, the same shall not affect the validity, legality or enforceability of the remainder of this Agreement.

19.          Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder to carry out the intent of the parties hereto. Prime, any transferee of all or any portion of Prime's interest in the Junior Loan under Paragraph 7f of this Agreement, General Partner, Newco and Heise further agree to cooperate in good faith with each other if the parties agree, in connection with a specific replacement property, that CTA effect an exchange of its tenancy-in-common interest in the Property in a transaction pursuant to which no gain is recognized by CTA or Heise under Code Section 1031, provided that such replacement property and the structure of the proposed transaction are acceptable to both parties. It is understood that none of Heise, General Partner nor Prime is committed to invest any amount to acquire replacement property.

20.          Successors and Assigns. Except as provided below, this Agreement shall not be assignable by Indemnitee (including to any heir or the estate of an Indemnitee) except with the express written consent of Prime, which may be withheld in its sole discretion. Except as provided in Paragraph 7, Prime shall not assign this Agreement without the express written consent of Indemnitee, which may be withheld in his sole discretion. Notwithstanding the first sentence of this Paragraph 20:

a.            Any person acting on behalf of an Indemnitee during the lifetime of Indemnitee (including but not limited to any trustee in bankruptcy and any legal representatives in the case of incompetency) shall be entitled to the full benefit of and the right to enforce all provisions of this Agreement to the same extent as Indemnitee;

b.            If an event occurs during the lifetime of Indemnitee which gives rise to any right or benefit of Indemnitee under this Agreement (without regard to whether such right or claim to benefit is asserted or becomes due during the lifetime of Indemnitee), including but not limited to the right to any Tax Indemnity Amount or the benefit of the Indemnification Security, then from and after the death of Indemnitee, the estate and heirs of Indemnitee shall be entitled to enforce all rights and receive all benefits arising from such event hereunder, to the same extent as the Indemnitee would be so entitled during his lifetime; and

c.             From and after the death of Indemnitee, the estate of Indemnitee and any other successor to all or any portion of Indemnitee's direct or indirect partnership interest in CTA shall be entitled to the rights and benefits of Indemnitee to the extent set forth in Paragraph 9.

21.          Number and Gender. In this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so requires.

22.          Non-Waiver; Good Faith. No waiver by any party hereto of any breach of this Agreement or any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision. Each party agrees to act in good faith in regard to all provisions of this Agreement.

23.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.          Full Authority. Each of the parties and signatories to this Agreement has the full right, power, legal capacity and authority to enter into and perform the parties' respective obligations hereunder, and no approvals or consents of any other Person are necessary in connection therewith.

25.          Captions. The captions appearing at the commencement of Paragraphs of this Agreement are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the paragraph at the head of which such caption appears, the Paragraph and not such caption shall control and govern in the construction of this Agreement.

26.          Cross Reference. In this Agreement, unless otherwise specifically provided, any reference to a Paragraph by number shall mean that corresponding Paragraph in this Agreement.

27.          Parties in Interest. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

28.          Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and any and all prior agreements, understandings or representations with respect to such subject matter are hereby terminated and canceled in their entirety and are of no further force or effect.

29.          Cost Reimbursement. Prime shall reimburse Indemnitee for all reasonable transaction costs incurred by Indemnitee in connection with the negotiation and documentation of this Agreement and the New Transaction up to a maximum of $150,000. Such costs shall include, but shall not be limited to, any and all reasonable attorneys' fees, accountants' fees, other advisors' and consultants' fees and travel expenses incurred through the date of the closing of the New Transaction. Prime shall transmit immediately available funds in an amount equal to such costs to Indemnitee not later than the later of (a) fifteen (15) days after the closing date of the New Transaction, and (b) fifteen (15) days after Indemnitee invoices or other documentation reasonably acceptable to Prime evidencing the amount of such costs.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PRIME GROUP REALTY, L.P.

By:	Prime Group Realty Trust, its General Partner

By: /s/ Jeffrey A. Patterson

Title: President and CEO

/s/	Roland E. Casati

Roland E. Casati

/s/	Richard A. Heise

Richard A. Heise

CTA GENERAL PARTNER, LLC, a Delaware limited liability company

By:	CTA Member, Inc., its Managing Member

By: /s/ Yochanan Danziger, President, by Paul G. Del Vecchio, Attorney in Fact for Yochanan Danziger

CONTINENTAL TOWERS, L.L.C., a Delaware limited liability company

By:	CTA General Partner, LLC, its sole member
By:	CTA Member, Inc., its Managing Member

By:	/s/	Yochanan Danziger, President

by Paul G. Del Vecchio, Attorney in Fact for Yochanan Danziger

[EXHIBIT A INTENTIONALLY OMITTED]